EXHIBIT 99.1

March 17, 2023

Ivanhoe Electric Announces Changes to its Board of Directors

Experienced Mining and Finance Executive Patrick Loftus-Hills to Join as Director

PHOENIX, ARIZONA – Ivanhoe Electric (NYSE American: IE; TSX: IE) Executive Chairman, Robert Friedland and President and Chief Executive Officer, Taylor Melvin are pleased to announce that Patrick Loftus-Hills is joining the Company’s Board of Directors and will serve on the Compensation and Nominating Committee. Mr. Loftus-Hills is replacing Oskar Lewnowski, who is stepping down from the Ivanhoe Electric Board to focus on his responsibilities as Founder and Group CEO of Orion Resource Partners.

Mr. Loftus-Hills brings over 35 years of experience in the global mining industry and is currently a Senior Advisor at Moelis & Company, a New York-based investment bank. He is also a former Partner and Managing Director at Moelis & Company. Mr. Loftus-Hills was previously the Joint Head of the Asian Industrials Group and Head of Natural Resources at UBS in Hong Kong, and held leadership roles in the UBS global mining team in New York and Australia. He spent over 25 years in investment banking, advising global mining companies on a range of transactions including cross-border M&A and capital raisings.

Mr. Loftus-Hills holds Law and Science degrees from Monash University in Australia. He is also a Managing Member of Sweetwater Royalties LLC, an Orion Resource Partners portfolio company, Chairman of the Monash University US Leadership Council, Co-Chairman of the US Friends of the Australian Chamber Orchestra and Vice Chairman of the AUS USA Foundation.

Mr. Friedland commented: “We are fortunate to have Patrick join the Ivanhoe Electric Board of Directors. His extensive experience in the global mining and investment banking industries will be of great value to our Board and Company. Also, I want to thank Oskar for his dedicated service to Ivanhoe Electric’s Board. He provided valuable insights during and after the Company’s 2022 initial public offering.”

Mr. Loftus-Hills commented, “Ivanhoe Electric has a fantastic asset base, disruptive mineral exploration technology and an exceptional management team. I have known Robert and Taylor for many years, and I am excited to be joining the Company’s Board of Directors.”

About Ivanhoe Electric

Ivanhoe Electric is an American technology and mineral exploration company that is re-inventing mining for the electrification of everything by combining advanced mineral exploration technologies, renewable energy storage solutions and electric metals projects predominantly located in the United States. Ivanhoe Electric uses its Typhoon™ transmitter, an accurate and powerful geophysical survey system, together with advanced data analytics provided by its subsidiary, Computational Geosciences, to accelerate and de-risk the mineral exploration process as well as to potentially discover deposits of critical metals that may otherwise be undetectable by traditional exploration technologies. Through its controlling interest in VRB Energy, Ivanhoe Electric also develops and manufactures advanced grid-scale vanadium redox battery storage systems. Finally, through advancing its portfolio of electric metals projects located primarily in the United States, headlined by the Santa Cruz Copper Project in Arizona and the Tintic Copper-Gold Project in Utah, as well as projects in Montana, Oregon and North Carolina, Ivanhoe Electric is also well positioned to support American supply chain independence by delivering the critical metals necessary for electrification of the economy.

Contact Information

Investors: Valerie Kimball, Director, Investor Relations 720-933-1150